Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 033-54465 on Form S-3 of our report dated March 14, 2005, relating to the financial statements and the financial statement schedule of Viad Corp (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the 2002 change in the method of accounting for goodwill and intangibles) and our report on management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Viad Corp for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
December 22, 2005